Exhibit 21.1

SUBSIDIARIES

3006712 Nova Scotia Company

Advanced Parking Systems Ltd.

City Collection Company Ltd.

Citation Collection Company Ltd.

Imperial Parking Canada Corporation

Imperial Parking (U.S.), Inc.

IPK Holdings, LLC

Impark Finance, LLC

City Collection Company, Inc.

DLC Management Group, Inc.

DLC Transportation Services, Inc.

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